Exhibit 4.3

GUARANTEE OF AMERICAN INTERNATIONAL GROUP, INC.

July 26, 2018

Subject to the provisions of Article Sixteen of the Indenture referred to below, the undersigned Guarantor, as primary obligor and not merely as surety, hereby, jointly and severally with each other Guarantor, unconditionally and irrevocably and fully guarantees, on a senior unsecured basis to each Holder of a Security authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Securities or the obligations of the Company or any other Guarantors to the Holders or the Trustee hereunder or thereunder: (a) (x) the due and punctual payment of the principal of, premium, if any, and interest on the Securities when and as the same shall become due and payable, whether at stated maturity, upon redemption or repurchase, by acceleration or otherwise, (y) the due and punctual payment of interest on the overdue principal and (to the extent permitted by law) interest, if any, on the Securities and (z) the due and punctual payment and performance of all other monetary obligations of the Company and all other monetary obligations of the other Guarantors (including under the Guarantees), in each case, to the Holders or the Trustee hereunder, under the Securities or under the Indenture (including amounts due to the Trustee under Section 6.6 of the Indenture), all in accordance with the terms hereof and thereof (collectively, the “Guarantee Obligations”); and (b) in case of any extension of time of payment or renewal of any Securities or any of such other obligations, the due and punctual payment and performance of Guarantee Obligations in accordance with the terms of the extension or renewal, whether at stated maturity, upon redemption or repurchase, by acceleration or otherwise. Failure to make payment when due of any amount so guaranteed, or failure to perform any other obligation of the Company to the Holders under this Indenture or under the Securities, for whatever reason, shall obligate each Guarantor to pay, or to perform or cause the performance of, the same immediately.

The obligations of the Guarantors to the Holders and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article Sixteen of that certain Indenture, dated as of January 26, 2010, as supplemented or otherwise modified from time to time (the “Indenture”) between Validus Holdings, Ltd. ( the “Company”), and The Bank of New York Mellon, as trustee, pursuant to which the Company established certain terms of a series of Securities to be known as the Company’s 8.875% Senior Notes due 2040 (the “Securities”) and reference is hereby made to the Indenture for the precise terms and limitations of this Guarantee. Each Holder of the Securities to which this Guarantee is endorsed, by accepting such Securities, agrees to and shall be bound by such provisions. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Indenture.

[Signature on Following Page]

IN WITNESS WHEREOF, this Guarantee has been duly executed and delivered by the undersigned as of the date first above written.

AMERICAN INTERNATIONAL GROUP, INC.

By:	/s/ Alon Neches
Name:	Alon Neches
Title:	Vice President and Treasurer